Exhibit 99.1

NEWS COPY	INFORMATION CONTACT:
Kelly E. Wetzler
FOR IMMEDIATE RELEASE	(314) 746-2217

VIASYSTEMS ANNOUNCES AGREEMENT TO DIVEST
WIRE HARNESS BUSINESS

ST. LOUIS, March 22, 2006 - Viasystems Group, Inc. announced today that it has agreed to divest its Wire Harness Business to Electrical Components International Holdings or “ECIH”, an affiliate of Francisco Partners, a leading technology-focused private equity firm. Under the terms of the stock purchase agreement, ECIH will purchase all of the outstanding capital stock of Wire Harness Industries, Inc., the entity through which Viasystems conducts the Wire Harness Business, for approximately $320,000,000. The business, which will be renamed Electrical Components International or “ECI”, is a leading global provider of wire harnesses, subassemblies, and value-added assembly services to manufacturers of white goods, commercial and industrial products, and transportation equipment.

“The sale of the Wire Harness Business was an important strategic initiative embarked upon by Viasystems. The sale allows Viasystems to de-leverage its balance sheet and, more importantly, provides Viasystems with increased financial flexibility to continue to invest in our leading PCB and electro-mechanical assembly businesses. The end result will be increased capacity and technological capabilities for our customers,” stated David M. Sindelar, CEO of Viasystems.

David J. Webster, President and CEO of the Wire Harness Business stated, “Inside of Viasystems, ECI has become a leading provider of wire harnesses, subassemblies and value-added assembly services to a broad base of customers and has built a leading position within the North American white goods industry. The business has experienced strong and consistent revenue and earnings growth for several years, and we have embarked upon a number of strategic initiatives that will both enhance our value proposition and expand our ability to serve our customers globally. We look forward to operating as a stand-alone entity and are excited about our affiliation with Francisco Partners.”

“We are extremely excited about the opportunity to partner with David Webster and the rest of the ECI team,” commented David T. ibnAle of Francisco Partners. “We expect ECI to continue to benefit from the increasing electronic content of white goods, commercial products and industrial equipment. We believe the business is well positioned to serve a broad array of clients in these segments, as they more frequently look to high-quality outsourced partners to design and manufacture critical subassemblies.”

The closing, which is subject to certain conditions, including obtaining regulatory and third party consents and approvals, is expected to take place in the second calendar quarter of 2006. The business will remain headquartered in St. Louis, MO, with manufacturing and logistics facilities in the United States, Mexico, and China.

Viasystems is exploring refinancing alternatives for its PCB and electro-mechanical assembly businesses following the application of divestiture proceeds.

The transaction is expected to be financed through a combination of equity contributed by Francisco Partners and debt financing arranged by UBS Investment Bank. UBS Investment Bank also acted as financial advisor to Francisco Partners in connection with the transaction. O’Melveny & Myers LLP acted as legal advisors to Francisco Partners in connection with the transaction.

J.P. Morgan Securities, Inc. and Rothschild Inc., acted as financial advisors to Viasystems in connection with the transaction. Weil, Gotshal & Manges LLP acted as legal advisor to Viasystems in connection with the transaction.

About Viasystems Group

Viasystems Group, Inc. is a global provider of complex multi-layer printed circuit boards and electro-mechanical components and assemblies. The company’s 25,000 employees serve more than 100 customers in the automotive, consumer, computer and data communications, industrial and instrumentation, and telecommunications markets.

About Electrical Components International
Electrical Components International, formerly Wire Harness Industries, Inc., is a leading global supplier of wire harnesses, subassemblies, and value-added assembly services, with a leading position in the North American white goods industry. ECI’s products can be found in a wide variety of electronic and electro-mechanical applications, including home appliances, transportation equipment, heating, ventilation and air conditioning (HVAC) products, construction and agricultural equipment, and vending and industrial machines.

About Francisco Partners
Francisco Partners is one of the world's largest technology-focused private equity funds. The firm was founded to pursue structured investments in technology companies in the midst of strategic, technological, and operational inflection points. FP pursues investment opportunities where domain knowledge, strategic insight and long-term focus generate a differentiated view of investment value and drive differentiated investment returns. FP targets majority and minority investments in private companies, public companies, and divisions of public companies, with transaction values ranging from $30 million to $1.0 billion. The principals of Francisco Partners have a proven track record, having invested in excess of $3.0 billion of equity capital in over 50 technology companies. For additional information, visit www.franciscopartners.com.

This press release contains forward-looking statements as defined by the federal securities laws, and these statements are based upon Viasystems' current expectations and assumptions, which are inherently subject to various risks and uncertainties that could cause actual results to differ from those anticipated, projected, or implied. Certain factors that could cause actual results to differ include fluctuations in operating results and customer orders, a competitive environment, reliance on large customers, risks associated with international operations, ability to protect patents and trade secrets, environmental laws and regulations, relationship with unionized employees, risks associated with acquisitions, substantial indebtedness, control by large stockholders and other factors described in Viasystems' filings with the Securities and Exchange Commission.